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                                                                     Exhibit 3.1

                               ACP HOLDING COMPANY

                                 BYLAW AMENDMENT


NOW, THEREFORE, BE IT RESOLVED, that Section 2 of Article III of the Bylaws is hereby amended to read, in its entirety, as follows:

     Section 2. Number, Election and Term of Office. The number of directors shall be no less than two (2) and no more than seven (7), as determined by the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided. The number of directors may be increased or decreased from time to time by amendment to this section adopted by the stockholders or the board of directors, but no decrease shall have the effect of shortening the term of an incumbent director.